Exhibit 99.1





AT THE COMPANY                       AT FINANCIAL RELATIONS BOARD
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James W. Christmas                   Marilynn Meek - General Info (212) 445-8451
Chairman and CEO
(713) 877-8006



FOR IMMEDIATE RELEASE:
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June 7, 2004


   KCS ENERGY, INC. ANNOUNCES INCREASE IN 2004 CAPITAL BUDGET TO $125 MILLION
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HOUSTON, TX, June 7, 2004 -- KCS Energy, Inc. (NYSE: KCS) announced today that its Board of Directors approved an increase in the Company's 2004 capital spending program from $105 million to $125 million. Commenting on the increase, James W. Christmas, Chairman and Chief Executive Officer said, "The success of our drilling program coupled with the continued strength of commodity prices and the resulting increase in our cash flow presents us with a unique opportunity to accelerate the drilling of our prospect inventory and increase the Company's production and reserves. This capital program represents a 41% increase over the 2003 capital program and is expected to be funded entirely with internally generated cash flow."

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays and difficulties in developing currently owned properties, the failure of exploratory drilling to result in commercial wells, delays due to the limited availability of drilling equipment and personnel, fluctuation in oil and gas prices, general economic conditions and the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission.

KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent and Gulf Coast regions. For more information on KCS Energy, Inc., please visit the Company's web site at http://www.kcsenergy.com

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